CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Payson Total Return Fund on Form N-14 of our report dated May 30, 2006, relating to the financial statements and financial highlights of Payson Total Return Fund and Payson Value Fund appearing in the Annual Report on Form N-CSR of Payson Total Return Fund and Payson Value Fund for the year ended March 31, 2006 and to the references to us under "Financial Highlights" and in paragraphs 4.1(e) and 4.2(d) under "Conditions Precedent" in the Combined Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 3, 2007